Exhibit 99.1

CymaBay Therapeutics 3876 Bay Center Place Hayward, CA 94545 www.cymabay.com 510-293-8800 office 510-293-9090 fax

CYMABAY THERAPEUTICS, INC. COMPLETES FINANCING

CymaBay completes $38 million financing

Hayward, CA (December 11, 2013): On November 22, 2013, CymaBay Therapeutics, Inc. completed a private placement of common stock and warrants to purchase common stock with aggregate gross proceeds of $33.2 million. CymaBay issued an aggregate of 6,031,028 shares of common stock and warrants exercisable for 1,206,198 shares of common stock to investors in closings on September 30, 2013 and October 31, 2013. Furthermore, CymaBay entered into an arrangement with investors to purchase 604,000 shares of its common stock and 120,800 warrants to purchase shares of common stock as part of the financing, the sale of which will occur shortly after CymaBay lists its common stock on the over-the-counter market. In addition, CymaBay raised an additional $5.0 million in venture debt from Oxford Finance and Silicon Valley Bank in connection with the financing. The proceeds from the financing will be used to further support the Phase 2b clinical development of CymaBay’s lead investigational product, arhalofenate.

The securities issued in the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About CymaBay

CymaBay Therapeutics is a clinical-stage biopharmaceutical company developing breakthrough therapies addressing unmet medical needs. Arhalofenate, the company’s lead product candidate, possesses two therapeutic actions in a single drug. In gout patients, arhalofenate is intended to prevent painful attacks in joints while at the same time promoting excretion of uric acid by the kidney, thereby removing the root cause of this debilitating disease.

For additional information about CymaBay visit www.cymabay.com.

Contact:
Sujal Shah		Adam Cutler
CymaBay Therapeutics, Inc.	or	The Trout Group, LLC
(510) 293-8800		(646) 378-2936
sshah@cymabay.com		CymaBay@troutgroup.com